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                                                                     EXHIBIT 4.3

                    AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT

         This Amendment to SHAREHOLDER RIGHTS AGREEMENT (this "Amendment"), dated as of April 14, 2003, is between MORGAN'S FOODS, INC., an Ohio corporation (the "Company"), and FIFTH THIRD BANK, an Ohio banking corporation (the "Rights Agent").

                                    RECITALS:

         WHEREAS, the Company and the Rights Agent are parties to that certain Shareholder Rights Agreement, dated as of April 8, 1999 (the "Shareholder Rights Agreement"), which was authorized by the Company's Board of Directors to provide shareholders of the Company with the opportunity to benefit from the long-term prospects and value of the Company and to ensure that shareholders of the Company receive fair and equal treatment in the event of any proposed takeover of the Company; and

         WHEREAS, the Company desires to amend the Shareholder Rights Agreement in connection with the execution of an agreement by Mortgage Information Services, Inc., an Ohio corporation controlled by Leonard Stein-Sapir, Chairman of the Board of Directors of the Company, to acquire Common Shares of the Company in a private transaction from Richard Arons, a director of the Company, and the consummation of the transactions contemplated thereby.

                                   AGREEMENTS

         1. DEFINED TERMS. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed thereto in the Shareholder Rights Agreement.

         2. ACQUIRING PERSON. The definition of the term "Acquiring Person" in Section 1(a) of the Shareholder Rights Agreement is hereby deleted in its entirety and replaced with the following:

         "Acquiring Person" means any Person (as defined herein) who, together with all Affiliates (as defined herein) and Associates (as defined herein) of such Person, is the Beneficial Owner (as defined herein) of 21% or more of the Common Shares then outstanding, but does not include (i) the Company, (ii) any Subsidiary (as defined herein) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or of any Subsidiary of the Company or (iv) any Person holding Common Shares organized, appointed or established by the Company or by any Subsidiary of the Company for or pursuant to the terms of any employee benefit plan or compensation arrangement described in Section 1(a)(iii) (the Persons described in clauses (i) through (iv) above are referred to herein as "Exempt Persons").

         Notwithstanding the foregoing, Leonard R. Stein-Sapir will not become an "Acquiring Person" (i) as a result of the acquisition by him (or any of his Associates or Affiliates, including, without limitation, Mortgage Information Services, Inc., an Ohio corporation ("MIS")) of 444,733 Common Shares from Richard Arons or Affiliates or Associates of Richard Arons pursuant to that certain Share Purchase Agreement to be entered into on or about April 16, 2003, approved by the Board of Directors of the Company or (ii) as a result of the acquisition by him (or any of his Associates or Affiliates, including, without limitation, MIS) from time to time from and after April 16, 2003, of additional Common Shares so long as upon consummation of any such acquisition Mr. Stein-Sapir and his Affiliates and Associates in the aggregate beneficially own not more than 38% of the Common Shares issued and outstanding at the time of such consummation.

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         Notwithstanding the foregoing, no Person will become an "Acquiring
Person" as a result of an acquisition by the Company of Common Shares that, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person from below 21% to 21% or more of the Common Shares then outstanding; however, if a Person becomes a Beneficial Owner of 21% or more of the Common Shares then outstanding by reason of share purchases by the Company and, after those share purchases are made, becomes the Beneficial Owner of any additional Common Shares (other than pursuant to a share split, share dividend or similar transaction) and immediately thereafter is the Beneficial Owner of 21% or more of the Common Shares then outstanding, then that Person will be an "Acquiring Person."

         In addition, notwithstanding the foregoing, a Person is not an "Acquiring Person" if the Board of Directors determines that a Person who would otherwise be an "Acquiring Person," inadvertently acquired the Common Shares that would otherwise make the Person an "Acquiring Person," if that Person as promptly as practicable divests a sufficient number of Common Shares so that that Person is a Beneficial Owner of less than 21% of the Common Shares then outstanding.

         3. COUNTERPARTS. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one action. The signature page of any individual or entity, or copies or facsimiles thereof, may be appended to any counterparts of this action and when so appended shall constitute an original.

         4. FULL FORCE AND EFFECT. Except as expressly amended by this Amendment, all other terms and conditions of the Shareholder Rights Agreement shall remain in full force and effect and unmodified hereby.

         5. GOVERNING LAW. This Amendment is governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflicts of law.

         IN WITNESS WHEREOF, this Amendment has been executed in one or more counterparts by or on behalf of each of the parties hereto as of the date first written above.

                                MORGAN'S FOODS, INC., an Ohio corporation

                                By: /s/ Kenneth L. Hignett
                                    -------------------------------------
                                Name: KENNETH L. HIGNETT
                                Title: SR. V.P. CFO & SEC'Y

                                FIFTH THIRD BANK, an Ohio banking corporation, as Rights Agent

                                By: /s/ Geoffrey D. Anderson
                                    -------------------------------------
                                Name: GEOFFREY D. ANDERSON
                                Title: AVP

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                               MORGAN'S FOOD, INC.

                          SHAREHOLDER RIGHTS AGREEMENT

                             CHANGE OF RIGHTS AGENT

         Morgan's Foods, Inc. (the "Company") hereby removes Firstar Bank, N.A., as the Rights Agent of the Shareholder Rights Agreement, dated as of April 8, 1999 (the "Rights Plan"), and appoints as the successor Rights Agent, Fifth Third Bank, an Ohio banking corporation.

April 28, 2003

By:      /s/ Kenneth L. Hignett
         -----------------------------------
         Kenneth L. Hignett
         Senior Vice President, Chief Financial Officer and Secretary

                     CONSENT TO APPOINTMENT AS RIGHTS AGENT

         Fifth Third Bank, an Ohio banking corporation, hereby accepts the appointment as Rights Agent of the Rights Plan and acknowledges that it will have the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent.

April 28, 2003

By:      /s/ Geoffrey D. Anderson
         -----------------------------------
         Name: Geoffrey D. Anderson
         Title: AVP